                                                                    EXHIBIT 99.1

Contact: Mark Skaletsky                     Burns McClellan
         Chairman and CEO                   Lisa Burns (investors)
         Essential Therapeutics             Justin Jackson (media)
         781-647-5554 ext. 206              212-213-0006

         Paul Mellett
         Chief Financial Officer
         781-647-5554 ext. 213

For Immediate Release
---------------------

       Microcide Pharmaceuticals and Althexis Company Complete Merger, To Receive $60 Million Financing and Rename Company - Essential Therapeutics

Mountain View, CA and Waltham, Mass., October 25, 2001 - Microcide Pharmaceuticals, Inc. (Nasdaq: MCDE) and The Althexis Company, Inc. announced that at a special meeting held October 24, 2001, Microcide Pharmaceuticals' shareholders approved the merger of Microcide Pharmaceuticals and Althexis to form Essential Therapeutics, Inc. The Company will continue to trade on the Nasdaq National Market under the new symbol "ETRX", and Mark Skaletsky will be Chairman and CEO.

Also approved at the special meeting was a $60 million private equity funding. The merged company received $57 million yesterday in a first closing and anticipates receiving the balance of the funding in the next few days. The syndicate of investors for the financing included Prospect Venture Partners, New Enterprise Associates and Schroder Ventures.

Mr. Skaletsky commented, "Proceeds of the current financing will be used to further accelerate our promising research programs into development. We are confident that the integration of our powerful platform technologies, including ACTT target validation, the VALID genomics platform and our unique structure-based drug design capabilities, will allow us to become a premier company in the discovery and development of breakthrough pharmaceutical products."

Essential Therapeutics is an R&D organization committed to the discovery, development and commercialization of new classes of pharmaceutical products. Essential Therapeutics' powerful target validation and drug discovery programs comprise a broad-based platform, including the Company's proprietary VALID Microbial Genomics

Page Two


technologies and its target validation system, known as ACTT. The Company's novel approach to structure-based drug design (SBDD) and related technologies guides the optimization of drug candidates prior to entry into more advanced preclinical testing and preparation for clinical testing.

Essential Therapeutics has a new website address at www.essentialtherapeutics.com.

The statements contained in this press release that are not historical facts, may be deemed to contain forward-looking statements. Actual results may differ materially from those expressed or implied in any forward-looking statement as a result of certain risks and uncertainties. There is no assurance that the Company will receive the balance of the financing or, if such transactions are completed, that the combined company will realize any of the anticipated benefits therefrom. There is no assurance that any products developed will successfully proceed through pre-clinical development and clinical trials, obtain requisite regulatory approvals for marketing or result in a commercially useful product. There is no assurance that the Company will successfully continue existing corporate collaborations or enter into further collaborations with respect to any of its internally funded research programs or that current collaborators will elect to proceed through the various stages of clinical development as currently anticipated or on the same schedule as we would proceed if we were conducting such trials independently. For a discussion of other risks and uncertainties affecting Essential Therapeutics' business, see the Microcide Pharmaceuticals' annual report on Form 10-K/A for the year ended December 31, 2000 and its quarterly report on Form 10-Q for the quarter ended June 30, 2001.

                                      # # #